Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of NXP Semiconductors N.V. for the registration of debt securities and guarantees and to the incorporation by reference therein of our reports dated February 20, 2025, with respect to the consolidated financial statements of NXP Semiconductors N.V., and the effectiveness of internal control over financial reporting of NXP Semiconductors N.V., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ EY Accountants B.V.

Amsterdam, the Netherlands
August 12, 2025